PACIFIC INCOME ADVISERS, INC.
POLICIES & PROCEDURES MANUAL

EXHIBIT B1
CODE OF ETHICS

PURPOSE AND SCOPE

In accordance with Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act"), Rule 17j-1 of the Investment Company Act of 1940, and in compliance with the Federal Securities Laws to which we are subject, this Code of Ethics (the "Code") is presented to detail the policies and procedures necessary to meet our client fiduciary obligations.

PIA employees, board members, and independent contractors are considered "supervised persons" and are subject to this Code. PIA employees and board members with access to client portfolios and investment recommendations are also considered "access persons" and subject to the reporting requirements and personal securities transactions rules.

The Code will be provided to supervised persons upon becoming a supervised person and upon amendments to the Code.

All supervised persons must adhere to the following general provisions:

•	At all times, must comply with applicable Federal Securities laws;
•	At all times, the interests of PIA's clients must come first;
•	All personal security transactions must be conducted in a manner that avoids any actual or potential conflict of interest;
•	No inappropriate advantage should ever be taken that is contrary to the fiduciary responsibilities, interests of, and duties to our clients; and
o	Portfolio Managers have the highest level of accountability with respect to PIA portfolios they manage as well as their personal portfolios.
•	All violations, or suspected violations, of this Code must be promptly reported to the CCO or Compliance Department.
•	Any and all potential conflicts of interest must be identified and reported to the CCO via ComplySci.

The following overall provisions apply to the Code:

•	All references to PIA's Chief Compliance Officer ("CCO") include the CCO or designee.
•	In all situations where a compliance due date falls on a Saturday, Sunday or holiday, the report is due the previous business day.
•	The CCO can grant written exemptions, changes or additions to the provisions of the Code due to such considerations as immateriality, hardship, satisfaction of court orders, etc.
•	The CCO can impose penalties for violation of PIA's Code, which includes, but is not limited to, the following:
o	Written notice to employee and employee personnel file;
o	Sale and disgorgement of profits;
o	Loss of trading privileges; and
o	Termination of employment.

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The CCO will be responsible for reviewing and determining corrective action with regards to any identified potential conflicts of interest, which may include but are not limited to, monitoring the activity, disclosing the activity in the firm's ADV Part 2A, and prohibiting the activity.

PERSONAL SECURITIES TRANSACTIONS

One of the greatest sources of potential conflicts of interest is in the area of personal securities transactions. In order to mitigate any potential conflict and to ensure that the interest of our clients come first, the following policies have been implemented for all access persons:

PIA's Personal Securities Transactions policy apply to the following people:
•	All PIA access persons
•	The immediate family members of access persons (e.g. spouses, dependent children/relatives living with the employee);

Reportable securities include:
•	Any securities (e.g. stocks, options, bonds, ETFs, and closed-end funds) that are not included in the "exempt securities" below
•	PIA Mutual Funds; and
•	Anworth Mortgage Asset Corporation (ANH) common, preferred and options.

Exempt Securities, which are not reportable and are not covered under this policy, include:
•	Direct obligations of the US Government (Treasuries);
•	Open-ended mutual funds (except PIA Mutual Funds);
•	Interest accounts (e.g. CDs and money market funds);
•	Futures and Commodities;
•	Variable annuities and insurance products; and
•	Section 529 College Savings and Prepaid Tuition plans.

Exempt Accounts, which are not reportable and are not covered under this policy, include:
•	Accounts which can only hold the exempt securities (e.g. 401(k) plans limited to mutual funds only); and
•	Accounts in which the employee has no direct or indirect influence or control (e.g. blind trusts and discretionary managed accounts).

Prohibited transactions include the following:
•	Excessive trades;
•	Excessive short-term trades (less than 30 days); and
•	Trades that violate any client fiduciary responsibility (e.g. personal trades ahead of and with knowledge of pending client trades or not offering better opportunities to clients first).

ACCESS PERSONS REPORTING REQUIREMENTS

In order to ensure compliance with the Code, all access persons are required to adhere to the following reporting policies and procedures. All records shall be maintained in accordance with Rules 204-2 under the Advisers Act and Rule 17j-1(f) under the 1940's Act.

Compliance monitoring system: PIA licenses internet-based ComplySci, which all access persons are to use to report their holdings, transactions and attestations, which will be reviewed by the CCO periodically.
o	Access persons are encouraged to use the following brokerage firms who automatically provide security holdings and transactions to the ComplySci system:
•	Charles Schwab;
•	Citigroup;
•	E-Trade; and
•	TD Ameritrade.

Direct v. Indirect Control of Accounts
If an Access Person is able to do any of the following with respect to an account, they cannot claim they have no direct or indirect influence or control in the account and must report on it consistent with all other provisions of the Code:

o	Suggest purchases or sales of investments to the trustee or third-party discretionary manager;
o	Direct purchases or sales of investments; or
o	Consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Transaction Pre-clearance
The following securities require pre-clearance through PIA's ComplySci system:
•	Initial Public Offerings and Private Placements;
•	PIA Mutual Funds; and
•	Anworth Mortgage Asset Corporation (ANH) common, preferred and options.

Initial New Account & Annual Holdings Report
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Access persons identify their current brokerage statements, detailing the holdings of all "reportable securities," which must be provided to the CCO via the ComplySci system, and attested as correct and complete:

o	Within 10 days of employment;
o	Within 10 days of the inception or modification of an account which has the ability to hold reportable securities; and,
o	Annually, by January 25th of each year.
•	Information must be current as of a date no more than 45 days prior to the submission of the report;
•	Statements must include: title, type of security, exchange ticker symbol or CUSIP, number of shares, principal amount, name of broker, and date the report is submitted.

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All supervised persons are required to certify in writing to the CCO, via the ComplySci system, which will provide a copy of the Code and any amendments, that they have read, understand and agree to abide by the Code:

o	Within 10 days of employment;
o	Within 10 days of written notice by CCO of a material amendment to the Code; and
o	Annually, by January 25th of each year.

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Specified supervised persons (senior managers, portfolio managers, traders, marketing personnel) are required to notify in writing to the CCO, via the ComplySci system, any changes to material Employee or Firm information, on an annual and as-needed basis, including but not limited to:

o	Custody, change in Firm ownership/management, solicitation agreements/relationships, disciplinary actions, new outside business activity of key personnel or change in Firm trading practices.
•	All supervised persons are required to disclose in writing to the CCO, via the ComplySci system, any outside business activities.

Quarterly Report
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Current brokerage statements detailing the holdings and transactions of all "reportable securities" for the entire quarter must be provided to the CCO, via the ComplySci system, and attested as correct and complete:

o	On the 25th day of the month following the end of each calendar quarter.
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Statements must include: the date of the transaction, the title, the exchange ticker symbol or CUSIP, interest rate & maturity date (if applicable), number of shares, principal amount, nature of the transaction (i.e., purchase or sale), price the transaction was effected, name of the broker and the date the report was submitted.

PIA MUTUAL FUNDS

No less frequently than quarterly, the CCO or designee will furnish to the PIA Mutual Fund Board of Directors of all mutual funds managed by PIA a written report that:

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Describes any issues arising under the Code since the last report to the Board of Directors including, but not limited to, information about material violations of the Code, temporary procedures and sanctions imposed in response to any material violations; and

•	Certification that PIA has adopted temporary procedures reasonably necessary to prevent access persons from violating the Code.

The CCO or designee will furnish to the Board of Directors of all Mutual Funds notice and a copy of the Code noting any material changes to the Code.

Engaging in or facilitating late trading is prohibited.
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Late trading refers to the practice of placing orders to buy or sell mutual fund shares after the time at which the mutual fund has calculated its Net Asset Value ("NAV") (usually at the close of trading on the NYSE at 4:00 p.m. ET) but receiving the price based on the NAV already determined.

Rule 17j-1 of the Investment Company Act of 1940 states it is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:
•	To employ any device, scheme or artifice to defraud the Fund;

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To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or
•	To engage in any manipulative practice with respect to the Fund.

GIFTS AND ENTERTAINMENT WITH ENTITIES & PERSONS DOING BUSINESS WITH PIA

Access persons may accept gifts from or give gifts to persons or entities that do business with PIA only in accordance with the following policies and procedures:

•	No gift can be accepted or given that is in contrary to our clients' best interest;
•	Gifts include such items as merchandise, travel expenses, golf and sports outings and theatrical events;
o	No cash gifts are allowed;
o	Business-related lunches and dinners are not treated as gifts; and
•	Gifts between $100 and $500 need to be reported and pre-cleared in the ComplySci system;
o	No gift in excess of $500 can be accepted or given;
o	Gifts under $100 are not required to be reported or pre-cleared.

Pursuant to Section 17(e)(1) of the Investment Company Act of 1940, PIA personnel are prohibited from accepting from any source any compensation (other than regular salary or wages from any PIA-managed mutual funds), including gifts and entertainment, that could be related to any PIA-managed fund and its affairs. An example of this would be meals from individuals at broker-dealers where PIA executes fund trades.

POLITICAL CONTRIBUTIONS

Access persons may give political contributions in accordance with the following policies and procedures:

•	All political contributions must be reported on the ComplySci system;
•	Political contributions as follows will be automatically approved:
o	$350 or less per election/candidate, to candidates that the employee can vote for; and
o	$150 or less per election/candidate, to candidates that the employee cannot vote for.
o	Political contributions in excess of the above parameters must be reviewed by the CCO to determine if approval will be granted.
•	Political contributions to Political Action Committees (PACS) are exempted from this restriction unless PIA or the employee is using the PAC as an indirect contribution to circumvent the above rules.

Contributions made to any elected official who, within two years of the contribution, is in a position to influence the retention or has legal authority to retain PIA, will result in the firm's prohibition in receiving any adviser fees from that government entity for a period of two years.

SOCIAL NETWORKING

It is critical that all access persons be sensitized to the problems that may arise in the release of confidential or unauthorized business-related information on access person's personal social networks. Although it is not the Firm's intent to monitor and restrict the use of social networks, access persons will be held accountable for information posted on personal social networks where it violates regulatory and company policies and are advised not to release any unauthorized business-related information.

•	All access persons will certify through the annual Code of Ethics certification that they are abiding by this Social Networking provision;
•	The CCO may monitor and review the social networks of access persons; and
•	It is recommended that access persons utilize the maximum privacy settings available on these sites to avoid any potential compromise of personal data.

Access persons need to recognize that business-related information posted on the various social outlets is immediately available to an immense audience and could constitute advertisement, an endorsement or even the release of non-public information. Any inappropriate release via an access person's social networking sources may be considered a deficiency, resulting in company and access person discipline which could further result in disciplines, including termination of employment.

DIRECTORSHIPS

Access persons may serve on the board of directors of publicly traded companies in accordance with the following policies and procedures:

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No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO that such board service would be consistent with the interest of PIA clients; and

•	Where board service is approved, PIA shall implement a "Chinese Wall" or other appropriate procedure to isolate such person from making decisions relating to the company's securities.

It should be noted that there is an AST prohibition against serving on the board of a company that is a Fund portfolio holding.

CFA INSTITUTE CODE OF ETHICS

PIA as well as each access person of PIA who holds a CFA designation and candidates for the CFA designation, acknowledge their responsibilities under the CFA Institute Code of Ethics by signing the PIA Code of Ethics certification.